Exhibit (d)(26)(i)(A)(viii)

EQ ADVISORS TRUST

AMENDMENT NO. 7 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 7 effective as of January 1, 2018 (“Amendment No. 7”) to the Investment Advisory Agreement dated as of May 1, 2011, as amended (the “Agreement”), between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”), and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock” or “Adviser”).

WHEREAS, FMG LLC and BlackRock agree to modify the Agreement to revise the fee payable to BlackRock for investment sub-advisory and other services BlackRock provides with respect to the EQ/BlackRock Basic Value Equity Portfolio and AXA Large Cap Value Managed Volatility Portfolio;

NOW, THEREFORE, FMG LLC and BlackRock agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolios of EQ Advisors Trust for which BlackRock is appointed as the investment sub-adviser and the fee payable to BlackRock with respect to the Portfolios is hereby replaced in its entirety by the Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 7 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Michal Levy	By:	/s/ Michal J. Ferraro
	Michal Levy		Name: Michael J. Ferraro
	Director, Senior Vice President and Chief Operating Officer		Title: Managing Director

APPENDIX A

AMENDMENT NO. 7

TO THE

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the EQ/BlackRock Basic Value Equity Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Basic Value Portfolios”):

AXA Large Cap Value Managed Volatility Portfolio*,**

AXA Conservative Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Aggressive Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

0.31% of the Basic Value Portfolios’ average daily net assets up to and including $250 million; 0.28% of the Basic Value Portfolios’ average daily net assets in excess of $250 million up to and including $750 million; and 0.25% of the Basic Value Portfolios’ average daily net assets in excess of $750 million.

Portfolio	Annual Advisory Fee Rate

1290 VT Small Cap Value Portfolio*

AXA/Morgan Stanley Small Cap Growth Portfolio*

EQ/Franklin Core Balanced Portfolio*

EQ/Global Bond PLUS Portfolio*

Multimanager Mid Cap Growth Portfolio*

Multimanager Mid Cap Value Portfolio*

0.02% of the Allocated Portion’s average daily net assets.

1290 VT Micro Cap Portfolio*	0.05% of the Allocated Portion’s average daily net assets up to and including $100 million; and 0.03% in excess of $100 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”)
***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.